Network Communications, Inc. Reports Fiscal Year 2007
Third Quarter Results

	Third Quarter

Revenue	$49.9	million

Operating Profit	$5.2	million

Net Loss	$(1.0	)million

EBITDA[1]	$12.3	million

LAWRENCEVILLE, GA, January 15, 2007 — Network Communications, Inc. (“NCI”) today reported financial results for the quarter ended December 3, 2006. The Company reported revenues of $49.9 million, up 15.4% from the same period in fiscal year 2006. Operating profit was $5.2 million, an increase of 35.4% compared to the $3.8 million from the same period last year. For the quarter, net loss was $(1.0) million compared to $(4.9) million in the same period last year. EBITDA for the third quarter increased by $2.0 million or 19.3% from $10.3 million in fiscal year 2006 to $12.3 million in fiscal year 2007.
“We continued to execute on our operational and financial initiatives in the third quarter,” said Dan McCarthy, Chairman and Chief Executive Officer for Network Communications. “Our third quarter financial results reflect solid revenue growth across our three publication areas as well as continued attention to realizing efficiencies within our operations. During the quarter we continued to expand our business by opening 13 new markets and completing an acquisition of an apartment publication business serving the Southern California region.”
FINANCIAL HIGHLIGHTS
Fiscal Year 2007 Third Quarter
Revenue: Third quarter revenue was $49.9 million, an increase of 15.4% from revenue of $43.3 million in the same period of fiscal year 2006. Revenue from our resale and new sales product area was $29.3 million, a $2.1 million or 7.6% increase compared to $27.2 million in the same period of fiscal 2006. The increase was the result of ad page volume growth in our established The Real Estate Book (“TREB”), and New Home Finder (“NHF”) markets, the opening of new TREB markets and the contribution of a new home guide acquisition completed in fiscal 2007. Rental and leasing product area revenue increased by $3.1 million or 25.5% compared to fiscal year 2006 due to growth in ad pages in our existing Apartment Finder (“AF”), and Mature Living Choices (“MLC”) markets, and the contribution of six apartment publications acquired in fiscal year 2007, partially offset by a year-over-year revenue decline for Black’s Guide of $0.1 million. The remodeling and home improvement product area posted revenue of $5.5 million, an increase of $1.5 million, or 37.4%, compared to the prior year period. The revenue growth was the result of growth on our core publications as well as the contribution from the acquisitions of titles in the Atlanta, Arkansas and Las Vegas markets completed throughout fiscal 2006; and the launch of a home improvement title in Washington DC and the acquisition of titles in Dallas and New Hampshire completed in fiscal year 2007. Third quarter revenue, excluding our fiscal 2006 and fiscal 2007 acquisitions, was $46.8 million, an increase of 8.0% compared to fiscal 2006.
Operating Profit: Third quarter 2007 operating profit was $5.2 million, an increase of 35.4% compared to an operating profit of $3.8 million in the same period of fiscal 2006. The increase resulted from revenue growth partially offset by increases in labor, production and distribution expenses related to growth in our existing markets as well as the acquisitions completed during fiscal 2006 and fiscal 2007.

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Network Communications, Inc. Reports fiscal year 2007 Third Quarter Results—page 2
Depreciation and amortization expense for the third quarter of fiscal 2007 was $7.1 million, an increase of $0.6 million compared to $6.5 million in the same period of fiscal 2006. The increase resulted from the intangibles recorded for our fiscal 2006 and fiscal 2007 acquisitions and the capital investments made during fiscal 2006 and fiscal 2007.
Net Loss: Third quarter net loss was $(1.0) million compared to $(4.9) million in the same period of fiscal year 2006. This year-over-year improvement reflects the increase in operating profit plus a decrease of $4.2 million in net interest expense. In the third quarter of fiscal 2006, the Company wrote-off $6.3 million of deferred financing fees in conjunction with its November 2005 refinancing.
Discontinued Operations: The Company entered into an asset purchase agreement during the second quarter to sell its Corporate Choices magazine. The decision to discontinue Corporate Choices is consistent with the Company’s strategy of focusing on brands for which it can build meaningful scale and grow revenue.
EBITDA1: EBITDA for the third quarter was $12.3 million, an increase of $2.0 million, or 19.3%, from the $10.3 million a year ago. Third quarter EBITDA, excluding our fiscal 2006 and fiscal 2007 acquisitions, was $11.8 million, an increase of 15.2% compared to the same period in fiscal 2006.
Cash Flow: Network Communications, Inc. used $1.2 million in cash from operations during the third quarter compared to a source of $3.8 million in the same period of fiscal year 2006. Cash paid for interest in the third quarter of fiscal 2007 was $10.5 million compared to $5.5 million in fiscal year 2006. Cash capital spending was $2.6 million in the 2007 third quarter, an increase of $1.9 million from the $0.7 million in cash capital spending during the same period in fiscal 2006. The third quarter capital spending included a deposit of $0.9 million for the new printing press that is expected to be installed and operational in the second quarter of fiscal 2008. The Company has made deposits for the press totaling $2.8 million to date in fiscal 2007. The Company ended the quarter with a cash balance of $3.1 million.
Network Communications, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands)

	Quarter ended			Nine Periods ended
	12/3/06	12/4/05	Change	12/3/06	12/4/05	Change
Revenue	$49,947	$43,287	15.4%	$146,181	$124,838	17.1%

Operating expenses	44,783	39,473	13.5%	131,606	113,900	15.5%

Operating profit	5,164	3,814	35.4%	14,575	10,938	33.3%

Other (expense) income, net:
Interest expense, net	(6,746)	(10,979)	-38.6%	(19,628)	(19,826)	-1.0%
Unrealized loss on derivatives	(1)	—	—	(6)	—	—
Other (expense) income, net	(15)	(2)	—	—	3	—

Loss from continuing operations before income taxes	(1,598)	(7,167)	-77.7%	(5,059)	(8,885)	-43.1%

Income tax benefit	(597)	(2,229)	-73.2%	(1,798)	(3,087)	-41.8%

Net loss from continuing operations	(1,001)	(4,938)	-79.7%	(3,261)	(5,798)	-43.8%

Discontinued operations:
Income from discontinued operations net of applicable income tax expense	—	1	—	9	3	—
Loss on disposal of discontinued operations of $205 net of applicable income tax benefit of $84	—	—	—	(121)	—	—

Net loss	$(1,001)	$(4,937)	-79.7%	$(3,373)	$(5,795)	-41.8%

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Network Communications Inc. Reports fiscal year 2007 Third Quarter Results—page 3
Network Communications, Inc.
EBITDA1 Reconciliation
(unaudited, in thousands)

	Quarter ended		Nine Periods Ended
	12/3/06	12/4/05	12/3/06	12/4/05
Net loss	$(1,001)	$(4,937)	$(3,373)	$(5,795)

Loss on disposal of discontinued operations	—	—	205	—

Loss on disposal of fixed assets	37	—	37	—

Unrealized loss on derivatives	1	—	6	—

Depreciation	3,473	2,920	10,206	8,625

Amortization	3,589	3,530	10,588	10,256

Interest expense, net	6,746	10,979	19,628	19,826

Income tax benefit [2]	(597)	(2,228)	(1,876)	(3,084)

EBITDA[1]	$12,248	$10,264	$35,421	$29,828

[1]	We believe that EBITDA is an accurate indicator of the Company’s results because it focuses on revenue and operating costs driven by operating managers’ performance. EBITDA is used by the Company’s chief operating decision maker, its Chairman and CEO, to make decisions and to assess the Company’s performance. EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

[2]	Income tax benefit reflects the net of tax expense and tax benefit attributable to continuing operations, discontinued operations and loss on disposal of discontinued operations.
Network Communications, Inc.
Revenue Summary by Area
(unaudited, in thousands)

	Quarter ended			Nine Periods ended
	12/3/06	12/4/05	Change	12/3/06	12/4/05	Change
Revenue

Resale and new sales	$29,295	$27,217	7.6%	$87,110	$76,436	14.0%

Rental and leasing	15,105	12,033	25.5%	41,654	37,376	11.4%

Remodeling	5,547	4,037	37.4%	17,417	11,026	58.0%

Total	$49,947	$43,287	15.4%	$146,181	$124,838	17.1%

Network Communications, Inc. Reports fiscal year 2007 Third Quarter Results—page 4
Conference Call
Network Communications, Inc. will host a conference call discussing its fiscal year 2007 third quarter results on Tuesday, January 16, 2007, at 10:00 a.m. EST. The conference call number is (888) 542-8560 if you are in the U.S., or (706) 634-8024 if you are outside the U.S. The conference ID is 3569135. Please note that a replay of the Earnings Conference Call will be available after the conference call at (800) 642-1687 in the U.S., or (706) 645-9291, if you are outside the U.S. The conference ID is 3569135. The call will be available for 10 days from the date of the call.
About Network Communications, Inc.
Network Communications, Inc. is the leading publisher of printed and online real estate information in North America. The company was acquired by Court Square Capital Partners, L.P., formerly Citigroup Venture Capital Equity Partners in January of 2005. Its magazines are read by over 12 million readers in over 650 markets and deliver more than one million leads to advertisers each month. Network Communications, Inc. assets, The Real Estate Book®, Apartment Finder / Blue Book™, Mature Living Choices®, Black’s Guide®, New Home Finder®, Enclave™, Unique Homes™, Kansas City Homes & Gardens™, Atlanta Homes & Lifestyles, Atlanta Home Improvement, At Home In Arkansas, Relocating In Las Vegas, Colorado Homes & Lifestyles, St. Louis Homes & Lifestyles, Seattle Homes & Lifestyles, and Mountain Living, include publications that millions of readers around the country turn to when looking for the latest information about the real estate and home design markets. Network Communications, Inc. is on a March fiscal year end. Online magazine content can be accessed at www.livingchoices.com. More information about NCI can be found at www.nci.com.
Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Network Communications, Inc. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the Company’s revenue being dependent on the residential market for existing and new home sales; significant increases in paper, ink, printing plates or fuel costs; and other changes or events which impact the residential and commercial real estate markets or alter the manner in which consumers access housing related information. More information on potential risks and uncertainties is available in the Company’s recent Registration Statement on Form S-4 (SEC File No. 333-134701), effective on August 4, 2006.
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CONTACT: Gerard Parker, 770-962-7220 ext 24234, e-mail: gparker@nci.com